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Exhibit 4
Signature Page to Relationship Agreement
IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the date above written. .

TIB FINANCIAL CORP.

By:	/s/ Stephen J. Gilhooly

Stephen J. Gilhooly
Chief Financial Officer

PURCHASERS:

/s/ Paul J. Marinelli and Joan C. Marinelli, JTWROS

BCF Investments, Ltd.

By Barron Collier Corporation, General Partner

By:	/s/ Paul J. Marinelli

Paul J. Marinelli, President & CEO